Exhibit 99.1

Contact:
Ramon Suazo
Cambridge Capital Acquisition Corporation
(561) 932-1615

FOR IMMEDIATE RELEASE

CAMBRIDGE CAPITAL ACQUISITION CORPORATION
ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

PLANS TO FOCUS SEARCH FOR TARGET BUSINESS ON TRANSPORTATION/LOGISTICS

New York, NY, December 17, 2013 – Cambridge Capital Acquisition Corporation (NASDAQ: CAMBU) (the “Company”)  announced today that its Registration Statement on Form S-1 (SEC File No. 333-191868) was declared effective by the Securities and Exchange Commission.  The closing of the Company’s initial public offering of 7,000,000 units is expected to be consummated on or about December 23, 2013.  Each unit will consist of one share of common stock and one warrant to purchase one share of common stock and will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $70,000,000.  EarlyBirdCapital, Inc. acted as the lead managing underwriter of the initial public offering.  The offering is being made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn:  Aimee Bloch, 212-661-0200.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 17, 2013. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cambridge Capital Acquisition Corporation is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search for target businesses that operate in the supply chain industry, with an emphasis on target businesses that operate in the traditional transportation and logistics end of the supply chain industry.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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